SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TUTOR PERINI CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials:

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Explanatory Note

On May 18, 2012, Institutional Shareholder Services (“ISS”), a proxy advisory firm, published its analysis of Tutor Perini Corporation’s (the “Company”) 2012 Proxy Statement and its recommended votes for the Company’s proposals.   The Company has sent a document to many of its largest shareholders in response to several of the recommendations and conclusions that ISS has published in its analysis.  A copy of this document is included below and this material should be read in conjunction with the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2012 and shareholder letters filed on Form DEFA14A with the SEC on May 2, 2012 and on May 11, 2012.

Additional Information and Where to Find It

In connection with the Annual Meeting, the Company has filed a definitive proxy statement and a proxy card with the SEC on April 19, 2012, and has mailed the definitive proxy statement and proxy card to its shareholders.  We urge investors to carefully read the definitive proxy statement and proxy card for the Annual Meeting (including any supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they contain important information. Investors and shareholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov or through the Company’s website at http://www.tutorperini.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting.  Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation.

Dear Shareholder,

As you may know, Institutional Shareholder Services (“ISS”), a proxy advisory firm, issued its proxy report on May 18, 2012. In their report, ISS acknowledges the Company’s efforts to better align pay-for-performance and implement changes to the executive compensation program. Due in part to the implementation time line associated with compensation program changes, ISS has recommended that shareholders vote against proposal 3, which is an advisory vote on executive compensation. As you know our Board recommends that you vote in favor of the proposal.

The ISS proxy report raised a number of specific issues that lead them to recommend voting against our non-binding, advisory vote on executive compensation. The Company’s letter to shareholders, filed on Form DEFA14A with the SEC on May 11, 2012, includes our response to most of these issues, including the following:

•	Status of our shareholder outreach program
•	Use of a single performance metric for performance-based compensation
•	Reimbursement of excise tax gross-up as a result of severance payments related to changes in control
•	Adoption of clawback provisions as part of our incentive plan
•	Executive officer share ownership requirements

We would also like to address the concern ISS has with our executive compensation benchmark policy.  ISS is of the opinion that executive compensation should be targeted at a level not to exceed the median of the Company’s peer group.  The Board and our management have adopted an executive compensation program designed to attract and retain executive officers with superior talent, who contribute to Tutor Perini’s long-term success.  In accomplishing this objective, the Company’s executive compensation policy allows for above-median benchmarking for executives who have demonstrated such talent through extraordinary performance over time.

To conclude, it is our belief that the Board and the Company have made significant progress on all of these compensation issues and stands by the Board’s original recommendation that shareholders vote “for” the advisory (non-binding) vote on Tutor Perini’s executive compensation.

Sincerely,

Members of the Tutor Perini Corporation Compensation Committee

Peter Arkley - Chairman
Michael Klein
Don Snyder